FIRST PACTRUST BANCORP, INC. RECEIVES SHAREHOLDER APPROVAL FOR PRIVATE PLACEMENT OF COMMON
STOCK

Chula Vista, California (October 26, 2010) – First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that it has received the shareholder approval necessary for the completion of its previously announced private placement of $60.0 million of common stock, with approximately 94.4% of the votes cast voting in favor of the proposal.

Hans R. Ganz, President and Chief Executive Officer of the Company, stated: “We are grateful to our stockholders for their strong support of this proposal and we look forward to completing this important transaction in the very near future.”

The Company’s common stock was offered, and is proposed to be sold, in a private transaction exempt from registration under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States absent registration or an applicable exemption from registration.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Contact:

Hans Ganz, President and CEO
Phone: (619) 691-1519 ext 4000